UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Cohen, Peter A.
   1900 Gallows Road
   Vienna, VA  22182
   U.S.
2. Issuer Name and Ticker or Trading Symbol
   GRC International, Inc.
   GRH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $.10 par valu|1/6/98|A   |V|351               |(A)|$6.4087    |                   |      |                           |
e                          |      |    | |                  |(1)|           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.10 par valu|4/2/98|A   |V|556               |(A)|$6.2764    |                   |      |                           |
e                          |      |    | |                  |(1)|           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.10 par valu|4/22/9|P   | |10,000            |(A)|8.4375     |                   |      |                           |
e                          |8     |    | |                  |(2)|           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.10 par valu|4/28/9|P   | |2,500             |(A)|$7.875     |20,907             |(D)   |                           |
e                          |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.10 par valu|4/28/9|P   | |2,500             |(A)|$7.875     |22,000             |(I)   |(2)                        |
e                          |8     |    | |                  |(2)|           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Officers Stock Option |$7.125  |9/25/|A   |V|75,000     |A  |(3)  |9/25/|Common Stock|75,000 |       |75,000      |(D)|            |
                      |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Shares awarded in lieu of directors fees under the Company's Directors Fee Replacement Plan; (2) Purchased and/or held in accounts over which Mr. Cohen has investment discretion; (3)
Currently
exercisable.